EXHIBIT 5.18

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO SECTION 15-48-10,

ET. SEQ., S.C. CODE ANN. (1976, AS AMENDED)

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is made and dated as of January 23, 2023 and is entered into by and among KingsCrowd Inc., a Delaware Corporation (hereinafter referred to as the “Borrower” or “Company”), Gold Ridge Micro Cap II LLC, a South Carolina Limited Liability Company (“Lender”) and LawBot LLC, a Delaware Limited Liability Company (Guarantor).

RECITALS

A.

Borrower has requested Lender to make available to the Borrower a Term Loan in the aggregate principal amount of two hundred fifty thousand dollars ($250,000)(the “Term Loan”) and the Guarantor has agreed to guarantee such loan; and

B.	The Term Loan is for the sole purpose of (i) purchasing membership interests in LawBot LLC giving the Borrower a majority interest; and

C.	the Loans are fully secured by all the assets of the Company and a pledge of all membership interests of LawBot LLC owned by the Company; and

D.	Lender is willing to make the Loans on the terms and conditions set forth in this Agreement and

E.	The Loans are fully and unconditionally guaranteed by the Guarantor

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1.

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Accounts Receivable” means the balance of money due to the Company for goods delivered but not yet paid for by customers, but excludes any money past due in excess of 60 days from the original due date.

“ACH Failure” means (a) the failure of the Automated Clearing House (ACH) system to effect a transfer of funds requested by Lender to be used to satisfy all or part of Borrower’s obligations to pay principal and interest due hereunder; or (b) a failure by Lender to initiate debit entries for the periodic payments of such principal or interest.

“Advance Date” means the closing date.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Borrower Bank Account” means each Deposit Account, securities account, commodity accounts of Borrower listed on Exhibit C attached hereto.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

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“Cash” means all cash and liquid funds.

“Change in Control” means (a) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower; (b) any sale, exchange or other transfer by the stockholders of Borrower, in a single transaction or series of related transactions, whether pursuant to tender offer, negotiated private sale or otherwise, of outstanding shares representing 50% or more of the then-outstanding total combined voting power of Borrower; (c) the sale or issuance by Borrower of equity securities to one or more purchasers, in a single transaction or series of related transactions not registered under the Securities Act of 1933, which securities represent, as of immediately following the closing (or, if there be more than one, any closing) thereof, 50% or more of the then-outstanding total combined voting power of Borrower; (d) the sale, assignment, transfer or other disposition of all or substantially all of the assets of Borrower; or (e) any event which results, at any time, in Chris Lustrino no longer being CEO of the Company.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.1.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Event of Default” has the meaning given to it in Section 8.

“Financial Statements” has the meaning given to it in Section 7.1.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit; (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all capital lease obligations; and (d) all contingent obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Inventory” means the Borrower’s cost of goods, purchased for resale, that are fully paid-up or ordered on payment terms of not greater than 90 days, and that are either on-hand or in-transit. These costs include those attributable to the production of the goods, import shipping, and tariffs. If partial or no payment is made for any ordered goods, only the dollar amount actually paid is considered in calculating the value of Inventory for purposes of this Agreement.

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“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement as approved by Lender.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Term Loan made under this Agreement.

“Loan Documents” means this Agreement, the Note, any Joinder Agreements, all UCC Financing Statements, any Subordination Agreement and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Borrower; (b) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (c) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Note(s)” means the Term Note.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (a) Indebtedness of Borrower in favor of Lender arising under this Agreement; (b) Indebtedness existing on the Closing Date which is disclosed in Schedule 1; and (c) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards as long as such cards are paid in full each month.

“Permitted Liens” means any and all of the following (a) Liens in favor of the Lender; (b) other liens existing on the Closing Date which are disclosed in Schedule 1.

“Permitted Transfers” means (a) sales of Inventory in the normal course of business; and (b) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

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“Receivables” means (a) all of Borrower’s accounts, instruments, documents, supporting obligations, letters of credit, proceeds of any letter of credit, and letter of credit rights; and (b) all customer lists, software, and business records related thereto.

“Security Interest” shall mean a first priority lien and security interest on all assets of Borrower, including all equipment, leasehold interests, business value and goodwill and all other tangible and intangible assets.

“Secured Obligations” means Borrower’s and Guarantor’s covenants and obligations under this Agreement, including any obligation to pay any amount now owing or later arising.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls more than 50% of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term” shall mean the term of this Agreement, which shall be in effect only so long as there are outstanding balances under the Loan.

“Term Loan Interest Rate” means for any day with respect to the Term Loan, a rate per annum equal to 12%.

“Term Loan Maturity Date” means December 31, 2025

“Term Note” means a Promissory Note in substantially the form of Exhibit A.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of Delaware; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of Delaware, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.

THE LOAN

2.1 Term Loan.

(a)

Subject to the terms and conditions of this Agreement, Lender shall make, and Borrower agrees to draw, a Term Loan in the amount of two hundred fifty thousand dollars ($250,000) on the Closing Date. Such loan proceeds to be wired directly to the bank account of LawBot LLC by the Lender.

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(b)

Interest. The principal balance of the Loans shall bear interest thereon from such Closing Date, at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.

(c)

Payment. The Payments shall be equal monthly payments of principal and interest over 36 months commencing on February 1, 2023 and ending December 31, 2025. Each Monthly payment shall be equal to $8,303.58 Payments shall be applied first to interest, then to principal. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the Term Loan Maturity Date of December 31, 2025. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Once repaid, the Term Loan or any portion thereof may not be re-borrowed.

(d)	Fees Borrower shall pay a fee of 1% of the total amount of the Loan on the Closing Date to the Lender

2.2 Maximum Interest. Notwithstanding any provision in this Agreement, the Note, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Note; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3 Default Interest. In the event any payment is not paid on the scheduled payment date other than due to an ACH Failure, an amount equal to three percent (3.00%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(b) plus six percent (18.00%) per annum. In the event any interest is not paid when due hereunder other than due to an ACH Failure, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in this Section 2.3. In all cases, Default Interest shall accrue from the date of the event causing such event causing a default or default notice, including during any required notice period.

2.4 Prepayment. At its option upon at least 7 business days prior notice to Lender, Borrower may prepay all or any portion of the outstanding Loans on the first day of any month by paying the principal balance being prepaid, all accrued and unpaid interest thereon to the date of the prepayment. Borrower agrees that the minimum amount of any such prepayment shall be $10,000, and that any prepayment shall not include any prepayment charge.

2.5 EACH PARTY HEREBY ACKNOWLEDGES (A) THAT IT HAS READ AND FULLY UNDERSTANDS AND AGREES WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE TRANSACTION WHICH IS THE SUBJECT OF THIS AGREEMENT, (B) THAT THIS AGREEMENT IS FAIR AND EQUITABLE TO THE PARTIES, AND (C) THAT THIS AGREEMENT HAS BEEN MUTUALLY AGREED BY THE PARTIES FOLLOWING GOOD FAITH NEGOTIATIONS BY THE PARTIES WITHOUT ANY COERCION, DURESS, OR UNDUE INFLUENCE ON THE PART OF EITHER PARTY AGAINST THE OTHER PARTY.

SECTION 3.

SECURITY INTEREST

3.1 Security. As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a first lien security interest in all of Borrower’s right, title, and interest in and to the following property whether now owned or hereafter acquired, including the following (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods (j) all membership interests of LawBot LLC pledged under the Pledge Agreement and, (k) all other tangible and intangible property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

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3.2. If this Agreement is terminated, Lender’s Security Interest in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Secured Obligations (other than inchoate indemnity obligations) Lender shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

3.3 Borrower hereby authorizes Lender to file financing statements or take any other action required to perfect Lender’s Security Interest in the Collateral, without notice to Borrower, as the case may be, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights under this Agreement and the other Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by Borrower, or any other Person, shall be deemed to violate the rights of Lender under the UCC.

SECTION 4.

CONDITIONS PRECEDENT TO LOAN

The obligation of Lender to make the Term Loan hereunder is subject to the satisfaction by Borrower of the following conditions:

4.1 Term Loan. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a) Originals of the Loan Documents executed by the parties thereto, a legal opinion of Borrower, in a form approved by Lender, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) Copy of resolutions of Borrower evidencing approval of this Agreement;

(c) Copies of the Articles of Organization and Bylaws for the Borrower, as amended through the Closing Date;

(d) A certificate of good standing for Borrower from its state of organization and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) Borrowers capitalization as of the Closing Date;

(f) Financial statements for the period ending June 30, 2022 covering all time periods of the Company’s existence;

(g) Current UCC searches of Borrower in appropriate filing offices showing that no Liens have been filed and remain in effect against Borrower on any Collateral except Permitted Liens; and

(h) Such other documents as Lender may reasonably request.

4.2 No Default. As of the Closing Date, (a) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default; and (b) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.3 Other Conditions Precedent. All other conditions precedent provided in or contemplated by any Loan Documents or any other agreement, instrument or document between Borrower and Lender or by Borrower in favor of Lender have been fully satisfied or waived in a writing signed by Lender.

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SECTION 5.

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that as of the Closing Date:

5.1 Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications, except where the failure to be qualified could not reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, state of organization, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice provided to Lender after the Closing Date.

5.2 Collateral.

a.

Borrower has good title to, has rights in, and the power to transfer each item of the Collateral, free and clear of any and all Liens except Permitted Liens, and no Borrower has any Deposit Accounts, securities accounts, commodity accounts or other investment accounts other than the Borrower Bank Accounts.

b.

On the Closing Date, (i) none of the Collateral is in the possession of any third-party bailee (such as a warehouse), and (ii) no such third-party bailee possesses components of the Collateral. None of the components of the Collateral shall be maintained at locations other than set forth in Schedule 5.2(b) attached hereto.

c.	The Lender’s Security Interest in the Collateral constitutes and shall at all times constitute a first priority Lien on such Collateral.

5.3 Authorizations; Consents. Borrower’s execution, delivery and performance of the Note, this Agreement and all other Loan Documents; (a) have been duly authorized by all necessary corporate action of Borrower; (b) will not result in the creation or imposition of any Lien upon the Collateral, other than the Liens created by this Agreement; (c) do not violate any provisions of Borrower’s Articles of Organization or Operating Agreement, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject; and (d) do not violate any contract or agreement to which Borrower is a party or require the consent or approval of any other Person, other than those consents or approvals which have been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that could reasonably be expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, which if adversely determined would reasonably be expected to result in a Material Adverse Effect.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing indebtedness in a principal amount in excess of $5,000, or any other material agreement to which it is a party or by which it is bound.

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5.7 Information Correct and Current. No information, report, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains any material misstatement of fact or omitted, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be (a) provided in good faith and based on the most current data and information available to Borrower; and (b) the most current of such projections approved by Chris Lustrino.

5.8 Tax Matters. (a) Borrower has filed all federal, state and local tax returns that it is required to file; (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns; and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property

5.10 Intellectual Property. Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Article 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Borrower’s owned Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third-party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 Financial Accounts. Exhibit C, as may be updated by the Borrower in a written notice provided to Lender after the Advance Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower maintains Deposit Accounts; and (b) all institutions at which Borrower maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefore.

5.12 Employee Loans. Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third-party. Borrower shall not make any future loans to any of the above without written consent from the Lender.

5.13 Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 1 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person other than those listed on Schedule 1, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.14 No Governmental Approval Necessary. No consent or authorization by, approval of, giving of notice to, registration, declaration or filing with, or taking of any other action with respect to or by any federal, state, or local governmental authority or organization or any other Person is required for Borrower’s execution, delivery, or performance of the Loan Documents or for any other Person’s execution, delivery performance of the Loan Documents to which it is a party, except to the extent obtained, accomplished or given prior to the date of this Agreement.

5.15 No Pending or Threatened Litigation. There are no actions, suits or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Borrower or any of its affiliates or the property of Borrower or any of its affiliates in any court or before any governmental commission, board, department, bureau, agency, instrumentality or authority which, if adversely determined, would result in a final judgment or judgments against Borrower or any of its affiliates in a material amount.

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5.16 Compliance with Laws. Borrower is in compliance in all material respects with all applicable statutes, rules, regulations, ordinance, law, orders, and restrictions of any applicable federal, state, or local government, or any instrumentality or agency thereof having jurisdiction over the conduct of Borrower’s business or the ownership of its properties, including, without limitation, all environmental, health, safety, child welfare, wage and hour, labor and other workplace laws and regulations.

5.17 Operation of Business. Borrower now possesses, and shall at all times during the term of the Loan possess, all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or other rights required to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing. Borrower is materially in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of any obligor named in the applicable instrument.

5.18 Lien on Collateral. The Lender’s security interest in and Lien on the Collateral constitutes and shall at all times constitute a Lien having the priority with respect to certain types of Collateral as specified in this Agreement. Borrower is the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest in the same, free and clear of any and all claims in favor of others (other than as provided herein) and no financing statement naming Borrower as debtor is on file in any office except with respect to Permitted Liens.

SECTION 6.

INDEMNIFICATION

6.1 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person (“Claim”) as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of this Agreement or the transactions contemplated hereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. If any Claim is brought that would entitle Lender to indemnification hereunder, Borrower shall notify Lender in writing promptly after receipt of such Claim; provided that any failure to give such prompt notice shall not relieve Lender of its indemnification obligation hereunder. Lender shall have the right and discretion to settle, compromise, or otherwise dispose of the Claim; provided that Borrower, at its own expense, shall have the right to participate in, but not control, the defense of the Claim and all negotiations for settlement, compromise, or other disposal of the Claim. Lender shall agree to any settlement of a Claim without the consent of Borrower, and any such settlement shall contain an unconditional release of Borrower. If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Matters to the extent permissible under applicable law. Borrower’s obligations under this Section 6.3 shall survive the termination of this Agreement and the discharge of Borrower’s other obligations under this Agreement or any other Loan Document.

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SECTION 7.

COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) As soon as practicable (and in any event within 30 days) after the end of each quarter, unaudited interim and year-to-date financial statements as of the end of such quarter, including balance sheet and related statements of income and cash flows during the period, all certified by Borrower’s Chief Executive Officer and accounting officer to the effect that they have been prepared in accordance with standard accounting policies and are true and correct to the best of their knowledge;

(b) As soon as practicable (and in any event within ninety (120) days) after the end of each fiscal year, financial statements as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and tax returns and setting forth in comparative form the corresponding figures for the preceding fiscal year. The Year-End Financial Statements must be reviewed by an independent certified public accountant. This review may take place as part of required tax filings and the tax filings must be made available to the Lender.

7.2 Management Rights Upon Default or Overdue Payment. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours at Lender’s expense ONLY in the event of any overdue payment on the Secured Obligations. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations.

7.3 Indebtedness. Until such time as the Loan is paid in-full and satisfied, the Borrower shall not, without the consent of the Lender, create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness.

7.4 Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever except for Permitted Liens , and shall give Lender prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Lender not to encumber its property.

7.5 [Intentionally Omitted.]

7.6 Minimum Cash Balance. So long as the Term Loan remains outstanding Borrower shall maintain an average monthly balance in the business account equal to at least ten thousand dollars ($10,000).

7.7 Transfers; Business Operations. During the Term, and with the exception of Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets or the Collateral other than the sale of goods in the ordinary process of running the business. Borrower shall not liquidate, dissolve or suspend business operations. Borrower shall not transfer any part of its ownership interest in any Intellectual Property rights and shall not permit its rights as licensee of licensed Intellectual Property to lapse, except that Borrower may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property rights are no longer useful in its business.

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7.8 Mergers or Acquisitions. During the Term, and without the satisfaction of the Loan or the consent of the Lender, the Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower).

7.9 Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature when they are due.

7.10 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without prompt notice to Lender. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (a) it has provided prompt notice to Lender; and (b) such relocation shall be within the continental United States. Borrower shall not relocate any item of Collateral other than between the Borrower’s existing locations (other than sales of Inventory in the ordinary course of business,) unless (x) it has provided prompt written notice to Lender; and (y) such relocation is within the continental United States.

7.11 Intentionally Blank.

7.12 Restricted Payments. None

7.13 Use of Proceeds. Borrower shall use the proceeds of the Loan exclusively for the purpose of (i) purchasing membership interests in LawBot LLC. Loan proceeds shall be wired directly to bank accounts controlled by LawBot LLC.

7.14 Accounting. Borrower shall not adopt any material change in accounting principles except as required by GAAP, consistently applied. Borrower shall not change its fiscal year.

7.15 Compliance with Laws. Borrower shall (a) conduct its business in a lawful manner and in material compliance with all applicable statutes, rules, regulations, ordinance, law, orders, and restrictions of any applicable federal, state, or local government, or any instrumentality or agency thereof having jurisdiction over the conduct of Borrower’s business or the ownership of its properties, including, without limitation, all environmental, health, safety, child welfare, wage and hour, labor and other workplace laws and regulations; (b) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance; (c) not violate any valid Intellectual Property Rights of others; and (d) obtain all necessary permits and approvals and give all stipulations, certifications and representations, in each case as is necessary in connection with its performance of this Agreement.

7.16 Loans. During the Term, Borrower shall not make any future loans to any employee, officer, director or manager of the Borrower without written consent from the Lender, except to non-shareholder employees in the form of short-term payroll advances in the ordinary course.

7.17 Financial Covenants. None

SECTION 8.

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

8.1 Payments. Borrower fails to pay principal or interest or any other amount due under this Agreement, the Note or any of the other Loan Documents when due and such default continues for fifteen (15) Business Days after the due date thereof with Default Interest accruing from the date of the missed payment;

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8.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Note, or any of the other Loan Documents, and such default continues for more than thirty (30) days after the earlier of the date on which (a) Lender has given written notice of such default to Borrower; or (b) Borrower has actual knowledge of such default with Default Interest accruing from the date of the breach or default;

8.3 Material Adverse Effect. The occurrence of any event or circumstance constituting a Material Adverse Effect;

8.4 Other Loan Documents. The occurrence of any material default under any Loan Document and such default continues for more than thirty (30) days after the earlier of (a) Lender has given notice of such default to Borrower; or (b) Borrower has actual knowledge of such default with Default Interest accruing from such date in (a) or (b);

8.5 Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made;

8.6 Insolvency. Borrower (a) shall make an assignment for the benefit of creditors; (b) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; (c) shall file a voluntary petition in bankruptcy; or (d) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees;

8.7 Attachments; Judgments. Any portion of Borrower’s assets having a value of $10,000 is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $25,000 and shall remain unsatisfied, unvacated or unstayed for a period of thirty (30) days after the entry thereof, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business;

8.8 Ownership Interest. Any entity obtains majority ownership interest in Borrower, or any ownership interest becomes subject to a Lien without Lender’s prior written consent or the loans are paid off simultaneously and in totality.

8.9 Adverse Judgment. A judgment, order or arbitration award requiring payment in excess of $50,000.00 is entered or filed against Borrower and such judgment, order or arbitration award is not immediately stayed or appealed.

8.10 Loss; Damage. Any loss, theft, substantial damage or destruction of any item or items of Collateral occurs which is not fully insured as required by this Agreement or any other Loan Document (as used in this Section 8.10, a “Loss”), and the amount of such Loss that is not fully covered by insurance (including any deductible in connection therewith), together with the amount of all other Losses not fully covered by insurance (including any deductibles in connection therewith) occurring in the same fiscal year of Borrower, exceeds $50,000.00.

8.11 Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in the principal amount in excess of $50,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

SECTION 9.

REMEDIES

9.1 General. Upon and during the continuance of any one or more Events of Default, (a) Lender may terminate this Agreement and any other Loan Document(s); (b) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations (provided, that upon the occurrence of an Event of Default of the type described in Section 8.6, the Note and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act); and (c) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. (d) Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. (e) exercise its rights under the Pledge Agreement and assume ownership of the shares pledged and all control rights of those shares. All Investor’s rights and remedies shall be cumulative and not exclusive. All Lender’s rights and remedies shall be cumulative and not exclusive.

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9.2 Cure Period. If an event of default is not cured within 30 calendar days after a written notice is delivered, Lender shall have the right to (a) take any and all actions available at law, in equity or by statute to enforce any terms of the Loans; (b) take judicial action seeking an order of distraint, authorizing entry upon any premises of Borrower, including all locations and any other premises where the Collateral is located (or is believed to be located), and seeking seizure of Collateral. Default Interest shall accrue during any Cure Period.

9.3 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Company agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Company. Lender may require Company to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Company. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

a.

First, to Lender in an amount equal to the then unpaid amount of the Term Loan (including principal, interest, any and all expenses related to collection efforts and the applicable default rate interest set forth in this Agreement), in such order and priority as Lender may choose in its sole discretion; and

b.

Finally, after the full, final, and indefeasible payment in cash of all of the Term Loan, to any creditor holding a junior Lien on the Collateral, or to Company or its representatives or as a court of competent jurisdiction may direct

9.4 UCC; Applicable Law. Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC and applicable law.

9.5 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

9.6 Power of Attorney. Borrower hereby irrevocably authorizes Lender and any designee of Lender, in Borrower’s or Lender’s name, and hereby irrevocably appoints Lender and any designee of Lender, as Borrower’s true and lawful attorney-in-fact (which appointment is coupled with an interest) with power (but not the duty), at Borrower’s expense, exercise, at any time and from time to time following the occurrence and during the continuation of an Event of Default, the power to do all acts and things which are necessary, in Lender’s sole discretion, to fulfill Borrower’s obligations under this Agreement.

9.7 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

9.8 Arbitration. Any controversy, dispute or claim arising from or relating to this Agreement that cannot be settled amicably, shall be determined by an arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules; provided, however, that nothing contained in this Agreement shall preclude the Lender from seeking a prejudgment remedy or other injunctive relief. The dispute shall be heard by one arbitrator named in accordance with the AAA Commercial Arbitration Rules. The arbitration shall be conducted in the English language in Charleston County, South Carolina in accordance with the United States Arbitration Act. There shall be a stenographic record of the proceedings. Judgment on the award may be entered in any court of competent jurisdiction. The Parties hereby waive any appellate review of any applicable court’s confirmation or vacatur of any award issued in connection with the arbitration. Such award shall be in accordance with the terms of this Agreement and any applicable laws. Unless otherwise agreed by the Parties, no arbitration shall be consolidated with any other proceeding, nor shall it include parties other than Lender and Borrower and other persons substantially involved in a common question of law or fact and whose presence is necessary to resolve the controversy or dispute.

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9.9 Commercial Transaction. BORROWER ACKNOWLEDGES THAT THE TRANSACTIONS REPRESENTED BY THIS AGREEMENT ARE COMMERCIAL TRANSACTIONS AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVE ANY RIGHTS TO NOTICE OF AND HEARING ON PREJUDGMENT REMEDIES UNDER ANY STATUTES AFFECTING PREJUDGMENT REMEDIES, AND AUTHORIZE THE LENDER TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER.

SECTION 10. GUARANTY

10.1 Relationship to Borrowers. The Guarantor is an affiliate of Borrowers and is involved in the businesses of Borrowers and the transactions contemplated in this Agreement and the other Loan Documents will result in a direct and material benefit to such Guarantor. The Guarantor acknowledges that Lender is not willing to enter into this Agreement absent the guaranty provided by such Guarantor in accordance with this Section 9.

10.2 Scope. The Guarantor, jointly and severally, does hereby unconditionally and irrevocably, guaranty to the Lender the due and punctual payment in full (and not merely the collectability) of the Secured Obligations when due, whether by reason of acceleration or otherwise (the “Guaranty”).

10.3 Guaranty Unconditional. The Guarantor expressly agrees that the Lender may, in its sole and absolute discretion, without notice or further assent of the Guarantor and without in any way releasing, affecting or in any way impairing the obligations and liabilities of the Guarantor hereunder:

(a) waive compliance with, or any defaults under, or grant any other indulgences under or with respect to this Agreement or the other Loan Documents; and

(b) modify, amend, change or terminate any provision of this Agreement or the other Loan Documents, provided that such modification, amendment or change does not increase the liability of the Guarantor hereunder; and

(c) grant extensions or renewals of or with respect to this Agreement or the other Loan Documents; and

(d) effect any release, subordination, compromise or settlement in connection with this Agreement or the other Loan Documents; and

(e) assign, pledge, hypothecate or otherwise transfer this Agreement or the other Loan Documents or any interest herein or therein; and

(a) deal in all respects with Borrowers as if the Guaranty were not in effect.

The obligations and liabilities of the Guarantor under the Guaranty shall be joint and several and unconditional, irrespective of the genuineness, validity, priority, regularity or enforceability of this Agreement or the other Loan Documents or any other circumstances, including, without limitation, bankruptcy or other debtor relief proceedings which might otherwise constitute a legal or equitable discharge and/or limitation of liability of Borrowers or such Guarantor.

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10.4 Guaranty Primary. The obligations and liabilities of the Guarantor under this Section 9 shall be primary, direct and immediate and shall not be conditional or contingent upon pursuit or enforcement by Lender of any remedies it may have against Borrowers with respect to this Agreement or the other Loan Documents, whether pursuant to the terms herein or therein or by operation of law. Without limiting the generality of the foregoing, the Lender shall not be required to make any demand upon Borrowers, or to sell Collateral property or otherwise pursue, enforce or exhaust its remedies against Borrowers or the Collateral, either before, concurrently with, or after pursuing or enforcing its right and remedies hereunder. Any one or more successive or concurrent actions or proceedings may be brought against any Guarantor under this Agreement, either in the same action, if any, brought against Borrowers or in separate actions or proceedings, as often as the Lender may deem expedient or advisable.

10.5 Certain Waivers by Guarantors. The Guarantor does hereby expressly waive (a) presentment and demand for payment of the Secured Obligations and protest of nonpayment; and (b) notice of acceptance of the Guaranty and of presentment, demand and protest; and (c) demand for observance, performance or enforcement of any of the terms or provisions of this Agreement or the other Loan Documents; and (d) any right or claim of right to cause a marshalling of the assets of Borrowers; and (e) all other notices and demands otherwise required by law which such Guarantor may lawfully waive; and (f) any defense based upon the incapacity of such Guarantor; and (g) any defense based upon any election of remedies by the Lender which impairs any subrogation rights of such Guarantor; and (h) any duty of the Lender to disclose to such Guarantor any facts the Lender may know regarding Borrowers.

SECTION 11.

MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of (a) the day of transmission by receipt return email or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (b) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

Lender

c/o Gold Ridge Asset Management GP LLC

1150 Hungry Neck Blvd, C361

Mount Pleasant, SC 29464

Borrower:

KingsCrowd Inc

855 Boylston Street

Suite 1000

Boston, MA 02116

Address

Attn: Chris Lustrino

Guarantor:

LawBot LLC

c/o Gold Ridge Asset Management GP LLC

1150 Hungry Neck Blvd, C361

Mount Pleasant, SC 29464

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With a copy to:

11.3 Entire Agreement; Amendments. This Agreement, the Note, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement, the Note or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All representations and warranties contained in this Agreement, the Note and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Note or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may not assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns; provided, however, other than assignments to Lender’s U.S. affiliates and/or to U.S. financial institutions in connection with the sale and/or liquidation of Lender’s loan portfolio, without Borrower’s prior written consent Lender shall not be permitted to assign and/or transfer its rights hereunder or under any other Loan Document unless an Event of Default has occurred and is continuing.

11.8 Governing Law. This Agreement, the Note and the other Loan Documents have been negotiated and delivered to Lender in the State of South Carolina, and shall have been accepted by Lender in the State of South Carolina. Payment to Lender by Borrower of the Secured Obligations is due in the State of South Carolina. This Agreement, the Note and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of South Carolina, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement shall be brought exclusively in any state or federal court of competent jurisdiction located in the State of South Carolina. Each party hereto expressly and unconditionally (a) consents to personal jurisdiction in Charleston County, South Carolina; (b) waives any objection as to jurisdiction or venue in Charleston County, South Carolina; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

11.10 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to enforce any aspect of the loan or any costs to liquidate collateral upon an event of Default, including reasonable attorneys’ fees. Borrower shall be responsible for costs related to UCC or lien filing costs and expenses. Upon closing the Company will invoice the Borrower a fee of $2,500.00 (1% of the Term Loan amount) to cover the origination and legal costs of the loan. This invoice is due and payable within 5 business days of receipt of the invoice by the Borrower.

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11.11 Confidentiality. Neither party shall disclose any terms of this transaction nor the existence of this transaction without the written consent of the other party, other than to its employees, members and key advisors with a need to know and its financial, accounting or legal advisors except as otherwise provided in this Agreement.

11.12 Assignment of Rights. Lender acknowledges and understands that the transactions contemplated hereunder are unique to the relationship between the parties, therefore, Lender may not sell and/or assign all or any part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity, other than to an affiliate of the Lender, without the prior express written consent of the Borrower, and such consent may be granted or withheld at the Borrowers sole and absolute discretion.

11.13 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment thereof to Lender in Cash.

11.14 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.15 No Third-party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.16 Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials.

11.17 Exhibits. All exhibits, schedules, annexes and other attachments to this Agreement are incorporated in this Agreement by this reference.

11.18 Expiration or Termination. Upon the satisfaction of the Term this Agreement, either party may terminate the Agreement and it shall be of no further force and effect other than surviving clauses.

(SIGNATURES TO FOLLOW)

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IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Agreement as of the day and year first written above.

BORROWER:

KingsCrowd Inc

/s/ Chris Lustrino

By: Chris Lustrino

Its: CEO

LENDER:

Gold Ridge Micro Cap II LLC

/s/ Michael Knox

By: Michael Knox

Its: Authorized Member

GUARANTOR:

LawBot LLC

/s/ Michael Knox

By: Michael Knox

Its: Manager

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EXHIBIT A

SECURED TERM PROMISSORY NOTE

$250,000	Advance Date: __________________
Maturity Date:12/31/2025

FOR VALUE RECEIVED, KingsCrowd Inc, a Delaware Corporation, for itself and each of its Subsidiaries (the “Borrower”) hereby promises to pay to the order of Gold Ridge Micro Cap II LLC., a South Carolina Limited Liability Company or the holder of this Note (the “Lender”) at 1150 Hungry Neck Blvd, C361, Mount Pleasant, SC 29464 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) Term Loan with interest at a rate per annum equal to the Term Loan Interest rate based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated January 23, 2023, by and among Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of South Carolina. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of South Carolina, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

Executed as of January 23, 2023

Borrower:

KingsCrowd Inc

/s/ Chris Lustrino

By: Chris Lustrino

Its: CEO

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EXHIBIT B

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1.	Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name: KingsCrowd Inc

Type of Organization: Corporation

State of Organization: Delaware

Federal Tax ID #: NEED THIS

2.	Borrower represents and warrants to Lender that its chief executive office is located 855 Boylston Street Suite 1000, Boston, MA 02116

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EXHIBIT C

FINANCIAL ACCOUNTS

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SCHEDULE 1

PERMITTED INDEBTEDNESS

Permitted Indebtedness includes naturally occurring liens that may result from net payment terms for the purchase of inventory, tooling/molds, design work, and other contracted works that allow for net payment terms. The indebtedness, and liens that result therefrom, are considered permitted indebtedness and permitted liens resulting from the ordinary course of business and any said indebtedness, and liens that may result therefrom, shall not be considered or treated as a breach of any terms of this Agreement or an event of default.

Subsidiaries

Capitalization

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